EXHIBIT 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Carol Ruth/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7004/7030
858-909-1800	cruth@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Elects New Member of Board of Directors
SAN DIEGO, June 7, 2007 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that that the Company’s Board of Directors, upon recommendation by its Nominating and Corporate Governance Committee, elected Ms. Eileen M. More to serve as a Director of the Company, effective June 6, 2007.
During Ms. More’s distinguished career, she has worked primarily in venture capital and as an investment analyst. Until 2002, Ms. More was a General Partner at Oak Investments, one of the largest venture capital funds in the United States, which she joined in 1978. Ms. More founded Oak’s healthcare investment practice, and was also an active investor in the information technology sector, with early stage investments in dozens of successful healthcare and technology companies. Ms. More’s focus has been on identifying promising companies and management teams, and building companies. Her investments include leadership roles with Genzyme Corporation, Alexion Pharmaceuticals, OraPharma, Inc., Osteotech, Inc. and Compaq Computer.
Ms More retired from Oak in 2002, but continues to serve on several boards. Ms. More is Chairman Emeritus of the Connecticut Venture Group and a Board member of the University of Connecticut Research and Development Corporation.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “The addition of Ginger More adds a tremendous asset to the strategic composition of our Board of Directors. Ginger has a proven track record of building companies and improving operating efficiencies. She brings to NuVasive a keen eye for strategic opportunities and will help guide our Company through its next stages of growth. ”
Ms. More’s term as a member of the Board of Directors is set to expire at the Company’s Annual Meeting of Stockholders in 2009. Ms. More was also named to the Company’s Compensation Committee and the Nominating and Corporate Governance Committee. There is no arrangement or understanding between Ms. More and any other person pursuant to which Ms. More was selected as a director of the Company. Ms. More does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a party. The addition of Ms. More brings the Company’s Board of Directors to eight members and the total number of independent directors to seven members.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $3.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as a growing offering of cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings — NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent® — that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that the Company’s financial projections may prove incorrect because of unexpected difficulty in generating sales or achieving anticipated profitability; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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